Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of The AES Corporation on Form S-8 of our report dated February 12, 2003 (March 31, 2003 as to Note 4, March 21, 2003 as to Note 9, May 2, 2003 as to Note 11, and March 25, 2003 as to Note 22) appearing in the Current Report on Form 8-K of The AES Corporation dated June 13, 2003.

/s/ DELOITTE & TOUCHE

McLean, Virginia

August 25, 2003